Exhibit 99.5

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our audited financial statements and related notes thereto included in Exhibit 99.6 (our “consolidated financial statements”). This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from such forward-looking statements. Factors that could cause or contribute to those differences include, but are not limited to, those identified below and those discussed in Exhibit 99.3 – Risk Factors to this Current Report on Form 8-K. Additionally, our historical results are not necessarily indicative of the results that may be expected for any period in the future.

The Merger was accounted for by applying the acquisition method of accounting, with Old SAFE (as defined below) treated as the acquirer. Throughout this Exhibit 99.5, unless the context otherwise requires, references to “we”, “our” and “the Company” refer to the business and operations of Safehold Inc. (“Old SAFE”) and its consolidated subsidiaries prior to the Merger (as defined below) and to Safehold Inc. (formerly known as iStar Inc.) (“New SAFE”) and its consolidated subsidiaries following the consummation of the Merger. References to the “Operating Partnership” refer to Safehold Operating Partnership LP, a Delaware limited partnership, prior to the Merger and to Safehold GL Holdings LLC, a Delaware limited liability company, following the consummation of the Merger. References to “Portfolio Holdings” refers to Safehold GL Holdings LLC following the consummation of the Merger. In connection with the Merger, Safehold Operating Partnership LP converted from a Delaware limited partnership into a Delaware limited liability company and changed its name to “Safehold GL Holdings LLC.”

Executive Overview

For purposes of this Exhibit 99.5 – Management’s Discussion and Analysis of Financial Condition and Results of Operations, the terms listed below have the following meanings:

•	“Caret unit” has the meaning set forth in the Current Report on Form 8-K to which this exhibit relates.

•	“Ground Lease” means a commercial ground lease or sublease and any other commercial lease or sublease that the Managing Member determines has characteristics of a ground lease or ground sublease, together with any related documents or instruments binding (directly or indirectly) on Portfolio Holdings (or the person through whom Portfolio Holdings has directly or indirectly invested in such Ground Lease) and the lessee thereunder and/or its affiliates; provided, however, that the term “Ground Lease” shall not include a ground lease with respect to property that is intended for individual residential use; any commercial ground lease or sublease and any other commercial lease or sublease that the Managing Member determines has characteristics of a ground lease or ground sublease where Portfolio Holdings (or the person through whom Portfolio Holdings has directly or indirectly invested in such commercial ground lease or sublease) is lessee but not a lessor thereunder; or any pre-development Ground Lease.

•	“Ground Rent Coverage” means the ratio of property net operating income to the Ground Lease payment due to the Company.

•	“iStar” means iStar Inc., a Maryland corporation, prior to the Merger.

•	“Managing Member” means Safehold Inc., a managing member of Portfolio Holdings pursuant to the Portfolio Holdings LLCA.

•	“Portfolio Holdings LLCA” means the Amended and Restated Limited Liability Company Agreement of Safehold GL Holdings LLC, dated as of March 30, 2023.

Merger with iStar—In August 2022, we entered into a definitive agreement with iStar for a tax-free, strategic combination that provides that, subject to the terms and conditions thereof, we will merge with and into iStar (the “Merger”). We expect that the Merger will accelerate our market leadership in the Ground Lease industry and make us the only internally-managed, pure-play Ground Lease company in the public markets.  Refer to Note 1 to the consolidated financial statements for additional information on the Merger.

Business Overview

We acquire, manage and capitalize Ground Leases and report our business as a single reportable segment. We believe owning a portfolio of Ground Leases affords our investors the opportunity for safe, growing income. Safety is derived from a Ground Lease’s senior position in the commercial real estate capital structure. Growth is realized through long-term leases with contractual periodic increases in rent. Capital appreciation is realized though appreciation in the value of the land over time and through our typical rights as landlord to acquire the commercial buildings on our land at the end of a Ground Lease, which may yield substantial value to us. As of December 31, 2022, the percentage breakdown of the gross book value of our portfolio was 45% office, 36% multi-family, 12% hotels, 4% life science and 3% mixed use and other. The diversification by geographic location, property type and sponsor in our portfolio further reduces risk and enhances potential upside.

Many of our Ground Leases have CPI lookbacks, generally starting between years 11 and 21 of the lease term, to mitigate the effects of inflation. However, these are typically capped between 3.0% - 3.5% and in the event cumulative inflation growth for the lookback period exceeds the cap, these rent adjustments may not keep up fully with changes in inflation. In January 2022, the Consumer Price Index (“CPI”) rose to its highest rate in over 40 years. Since then the Federal Reserve has raised interest rates multiple times and it has stated that it is likely it will continue to raise interest rates in 2023. Any increase in interest rates may result in a reduction in the availability or an increase in costs of leasehold financing, which is critical to the growth of a robust Ground Lease market.

The COVID-19 pandemic is not currently materially impacting our new investment activity, but we continue to monitor its potential impact, which could slow new investment activity because of reduced levels of real estate transactions and constrained conditions for equity and debt financing for real estate transactions, including leasehold loans. If these conditions arise, they will adversely affect our growth prospects while they persist. The COVID-19 pandemic impacted our Park Hotels Portfolio (as defined below), and we received no percentage rent revenues in 2022 in respect of 2021 hotel operating performance. See the “Risk Factors” section of this Current Report on Form 8-K for additional discussion of certain potential risks to our business arising from the COVID-19 pandemic.

Our Portfolio

Our portfolio of properties is diversified by property type and region. Our portfolio is comprised of Ground Leases and a master lease (relating to five hotel assets that we refer to as our “Park Hotels Portfolio”) that has many of the characteristics of a Ground Lease. As of December 31, 2022, our estimated portfolio Ground Rent Coverage was 3.9x (see the “Risk Factors -Our estimated UCA, Combined Property Value and Ground Rent Coverage, may not reflect the full potential impact of the COVID-19 pandemic and may decline materially in future periods, -We rely on Property NOI as reported to us by our tenants, -Our estimates of Ground Rent Coverage for properties in development or transition, or for which we do not receive current tenant financial information, may prove to be incorrect” in this Current Report on Form 8-K for a discussion of our estimated Ground Rent Coverage).

Below is an overview of the top 10 assets in our portfolio as of December 31, 2022 (based on gross book value and excluding unfunded commitments):(1)

			Lease
	Property		Expiration /	Rent Escalation	% of Gross
Property Name	Type	Location	As Extended	Structure	Book Value
425 Park Avenue(2)	Office	New York, NY	2090 / 2090	Fixed with Inflation Adjustments	6.0%
135 West 50th Street	Office	New York, NY	2123 / 2123	Fixed with Inflation Adjustments	5.2%
195 Broadway	Office	New York, NY	2118 / 2118	Fixed with Inflation Adjustments	5.0%
Park Hotels Portfolio(3)	Hotel	Various	2025 / 2035	% Rent	3.8%
Alohilani	Hotel	Honolulu, HI	2118 / 2118	Fixed with Inflation Adjustments	3.6%
685 Third Avenue	Office	New York, NY	2123 / 2123	Fixed with Inflation Adjustments	3.3%
20 Cambridgeside	Life Science	Cambridge, MA	2121 / 2121	Fixed with Inflation Adjustments	2.9%
1111 Pennsylvania Avenue	Office	Washington, DC	2117 / 2117	Fixed with Inflation Adjustments	2.6%
100 Cambridgeside	Life Science	Cambridge, MA	2121 / 2121	Fixed with Inflation Adjustments	2.4%
Columbia Center	Office	Washington, DC	2120 / 2120	Fixed with Inflation Adjustments	2.4%

(1)	Gross book value represents the historical purchase price plus accrued interest on sales-type leases.

(2)	Gross book value for this property represents our pro rata share of the gross book value of our unconsolidated venture (refer to Note 6 to the consolidated financial statements).

(3)	The Park Hotels Portfolio consists of five properties and is subject to a single master lease. A majority of the land underlying one of these properties is owned by a third party and is ground leased to us through 2044 subject to changes in the CPI; however, our tenant at the property pays this cost directly to the third party.

The following tables show our portfolio by region and property type as of December 31, 2022, excluding unfunded commitments:

% of Gross
Region	Book Value
Northeast	39%
West	26
Southeast	13
Mid Atlantic	13
Southwest	6
Central	3

% of Gross
Property Type	Book Value
Office	45%
Multifamily	36
Hotel	12
Life Science	4
Mixed Use and Other	3

Unfunded Commitments

We have unfunded commitments to certain of our Ground Lease tenants related to leasehold improvement allowances that we expect to fund upon the completion of certain conditions. As of December 31, 2022, we had $308.2 million of such commitments.

We also have unfunded forward commitments related to agreements that we entered into for the acquisition of Ground Leases or additions to existing Ground Leases if certain conditions are met (refer to Note 13 to the consolidated financial statements). These commitments may also include leasehold improvement allowances that will be funded to the Ground Lease tenants upon the completion of certain conditions. As of December 31, 2022, we had an aggregate $398.9 million of such commitments. There can be no assurance that the conditions to closing for these transactions will be satisfied and that we will acquire the Ground Leases or fund the leasehold improvement allowances

Results of Operations for the Year Ended December 31, 2022 compared to the Year Ended December 31, 2021

	For the Years Ended December 31,
	2022	2021	$ Change
	(in thousands)
Interest income from sales-type leases	$202,258	$118,824	$83,434
Operating lease income	66,817	67,667	(850)
Other income	1,238	523	715
Total revenues	270,313	187,014	83,299
Interest expense	128,969	79,707	49,262
Real estate expense	3,110	2,663	447
Depreciation and amortization	9,613	9,562	51
General and administrative	38,614	28,753	9,861
Other expense	10,189	868	9,321
Total costs and expenses	190,495	121,553	68,942
Gain on sale of net investment in lease	55,811	—	55,811
Loss on early extinguishment of debt	—	(216)	216
Earnings from equity method investments	9,055	6,279	2,776
Selling profit from sales-type leases	—	1,833	(1,833)
Net income	$144,684	$73,357	$71,327

Interest income from sales-type leases increased to $202.3 million for the year ended December 31, 2022 from $118.8 million for the year ended December 31, 2021. The increase was due primarily to the origination of additional Ground Leases classified as sales-type leases and Ground Lease receivables.

Operating lease income decreased to $66.8 million during the year ended December 31, 2022 from $67.7 million for the year ended December 31, 2021. The decrease was due primarily to a decrease of $2.7 million attributable to an operating lease being reclassified to a sales-type lease in the third quarter 2021 (refer to Note 4 to the consolidated financial statements), which was partially offset by an increase in percentage rent of $1.0 million.

Other income for both the years ended December 31, 2022 and 2021 includes $0.4 million of other income relating to a Ground Lease in which we are the lessee but our tenant at the property pays this expense directly under the terms of a master lease. Other income for the year ended December 31, 2022 also includes $0.8 million of other ancillary income related to nonrefundable deposits on unsuccessful deals and other items. Other income for the year ended December 31, 2021 also includes $0.1 million of other ancillary income.

During the year ended December 31, 2022, we incurred interest expense from our debt obligations of $129.0 million compared to $79.7 million during the year ended December 31, 2021. The increase during the year ended December 31, 2022 was primarily the result of $33.4 million of interest expense on new unsecured notes issuances and $15.4 million of additional expense on our Unsecured Revolver (as defined below) due to higher borrowings which accrued interest at higher rates in 2022 due to an increase in LIBOR.

Real estate expense during the years ended December 31, 2022 and 2021 was $3.1 million and $2.7 million, respectively, and consisted primarily of the amortization of an operating lease right-of-use asset, property taxes, legal fees, property appraisal fees and insurance expense. In addition, during both the years ended December 31, 2022 and 2021, we also recorded $0.4 million of real estate expense relating to a Ground Lease in which we are the lessee but our tenant at the property pays this expense directly under the terms of a master lease.

Depreciation and amortization was $9.6 million and $9.6 million during the years ended December 31, 2022 and 2021, respectively, and primarily relates to our ownership of the Park Hotels Portfolio and a multi-family property and the amortization of in-place intangible assets.

General and administrative expenses include management fees, an allocation of expenses to us from our Manager, costs of operating as a public company and stock-based compensation (primarily to our non-management directors). The following table presents our general and administrative expenses for the years ended December 31, 2022 and 2021 ($ in thousands):

	For the Years Ended
	December 31,
	2022	2021
Management fees(1)	$20,252	$14,865
Expense reimbursements to the Manager(1)	12,500	7,500
Public company and other costs	4,316	4,638
Stock-based compensation(2)	1,546	1,750
Total general and administrative expenses	$38,614	$28,753

(1)	Refer to Note 13 to the consolidated financial statements. Historically, pursuant to the Manager’s option under the management agreement, the Manager has elected to not seek reimbursement for certain expenses. This historical election is not a waiver of reimbursement for similar expenses in future periods and the Manager has started to elect to seek, and may further seek in the future, reimbursement of such additional expenses that it has not previously sought, including, without limitation, rent, overhead and certain personnel costs.

(2)	During the years ended December 31, 2022 and 2021, $1.1 million and $1.1 million, respectively, of stock-based compensation represented compensation to our non-management directors.

During the year ended December 31, 2022, other expense consists primarily of legal costs associated with our Merger with iStar (refer to Note 1 to the consolidated financial statements) as well as fees related to our Caret units program, unsuccessful pursuit costs and fees related to our derivative transactions. During the year ended December 31, 2021, other expense consists primarily of investment pursuit costs and fees related to public company filings. The increase in 2022 was primarily due to legal costs incurred in connection with our Merger transaction with iStar.

During the year ended December 31, 2022, we sold a Ground Lease to a third-party for $136.0 million and recognized a gain on sale of net investment in lease of $55.8 million.

During the year ended December 31, 2021, loss on early extinguishment of debt resulted from the replacement of our secured revolving credit facility with our Unsecured Revolver (refer to Note 8 to the consolidated financial statements).

During the year ended December 31, 2022, earnings from equity method investments resulted from our $3.4 million pro rata share of income from the 425 Park Avenue venture and our $5.7 million pro rata share of income from an equity interest in a Ground Lease we acquired in June 2021 (refer to Note 6 to the consolidated financial statements). During the year ended December 31, 2021, earnings from equity method investments resulted from our $3.4 million pro rata share of income from the 425 Park Avenue venture and our $2.9 million pro rata share of income from the equity interest we acquired in June 2021.

During the year ended December 31, 2021, selling profit from sales-type leases resulted from the reclassification of one existing operating lease to a sales-type lease (refer to Note 4 to the consolidated financial statements).

Liquidity and Capital Resources

Liquidity is a measure of our ability to meet potential cash requirements, including to pay interest and repay borrowings, fund and maintain our assets and operations, complete acquisitions and originations of investments, make distributions to our shareholders and meet other general business needs. In order to qualify as a REIT, we are required under the Internal Revenue Code of 1986 to distribute to our shareholders, on an annual basis, at least 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gains. We expect to make quarterly cash distributions to our shareholders sufficient to meet REIT qualification requirements.

In the first quarter 2021, we received investment-grade credit ratings from Moody's Investors Services of Baa1 and Fitch Ratings of BBB+ and entered into an unsecured revolver (refer to Note 8 to the consolidated financial statements) with a total capacity of $1.35 billion (the “Unsecured Revolver”). In the second quarter 2021, the fourth quarter 2021, the first quarter 2022 and the second quarter 2022, we issued four tranches of unsecured notes with varying fixed-rates and maturities ranging from June 2031 to May 2052 (collectively the “Notes”).  Our most recent issuance in May 2022 features a stairstep coupon structure (refer to Note 8 to the consolidated financial statements) that is unique in the unsecured and investment-grade market and will benefit key cash flow metrics. In January 2023, we closed on a new $500 million unsecured revolving credit facility. The new facility has a current borrowing rate of adjusted SOFR plus 100 basis points, with a maturity of July 31, 2025. We also amended our Unsecured Revolver (refer to Note 8 to the consolidated financial statements) primarily to transition from LIBOR to SOFR. As evidenced by our new unsecured revolving credit facility, our Unsecured Revolver and the Notes, we believe the strong credit profile we have established utilizing our modern Ground Leases and our current investment-grade credit ratings from Moody's Investors Services of Baa1 and Fitch Ratings of BBB+ will further accelerate our ability to bring commercial real estate owners, developers and sponsors more efficiently priced capital.

Our Unsecured Revolver replaced our secured revolving credit facility in the first quarter 2021. With its increased size of total capacity of $1.35 billion and reduced cost, our Unsecured Revolver allows us significant operational and financial flexibility and supports our ability to scale our Ground Lease platform.

In the first quarter 2021, we entered into an at-the-market equity offering (the “ATM program”) pursuant to which we may sell shares of our common stock up to an aggregate purchase price of $250.0 million. There were no sales under the ATM program for the year ended December 31, 2022. As of December 31, 2022, we had $248.9 million of aggregate purchase price remaining under our ATM.

In March 2022, we sold 2,000,000 shares of our common stock in a public offering for gross proceeds of $118.0 million. Concurrently with the public offering, we sold $191.2 million in shares, or 3,240,000 shares, of our common stock to iStar in a private placement. We incurred approximately $5.1 million of offering costs in connection with these transactions.

As of December 31, 2022, we had $20.1 million of unrestricted cash and $660.0 million of undrawn capacity on our Unsecured Revolver. We refer to this unrestricted cash and additional borrowing capacity on our Unsecured Revolver as our “equity” liquidity which can be used for general corporate purposes or leveraged to acquire or originate new Ground Lease assets. Our primary sources of cash to date have been proceeds from equity offerings and private placements, proceeds from our initial capitalization by iStar and two institutional investors and borrowings from our debt facilities, unsecured notes and mortgages. Our primary uses of cash to date have been the acquisition/origination of Ground Leases, repayments on our debt facilities and distributions to our shareholders.

We expect our short-term liquidity requirements to include debt service on our debt obligations (refer to Note 8 to the consolidated financial statements), distributions to our shareholders, working capital, cash to fund Merger consideration, new acquisitions and originations of Ground Lease investments, expense reimbursements to our Manager and payments of fees under our management agreement to the extent we do not elect to pay the fees in common stock (refer to Note 13 to the consolidated financial statements). Our primary sources of liquidity going forward will generally consist of cash on hand and cash flows from operations, new financings, unused borrowing capacity under our Unsecured Revolver (subject to the conditions set forth in the applicable loan agreement) and common and/or preferred equity issuances. We expect that we will be able to meet our liquidity requirements over the next 12 months and beyond.

We expect our long-term liquidity requirements to include debt service on our debt obligations (refer to Note 8 to the consolidated financial statements), distributions to our shareholders, working capital, new acquisitions and originations of Ground Lease investments (including in respect of unfunded commitments – refer to Note 9 to the consolidated financial statements), debt maturities, expense reimbursements to our Manager and payments of fees under our management agreement to the extent we do not elect to pay the fees in common stock (refer to Note 13 to the consolidated financial statements). Our primary sources of liquidity going forward will generally consist of cash on hand and cash flows from operations, new financings, unused borrowing capacity under our Unsecured Revolver (subject to the conditions set forth in the applicable loan agreement) and common and/or preferred equity issuances.

The following table outlines our cash flows provided by operating activities, cash flows used in investing activities and cash flows provided by financing activities for the years ended December 31, 2022 and 2021 ($ in thousands):

	For the Years Ended
	December 31,
	2022	2021	Change
Cash flows provided by operating activities	$64,852	$26,917	$37,935
Cash flows used in investing activities	(1,145,953)	(1,287,991)	142,038
Cash flows provided by financing activities	1,090,975	1,203,123	(112,148)

The increase in cash flows provided by operating activities during 2022 was due primarily to a net positive change in cash flows from hedges that resulted from us receiving $11.0 million from our hedges in 2022 versus payments on hedges of $19.9 million in 2021 (refer to Note 10 to the consolidated financial statements) and an increase in rents collected in 2022 from new originations and acquisitions of Ground Leases. The decrease in cash flows used in investing activities during 2022 was due primarily to proceeds received in 2022 from the sale of a net investment in lease (refer to Note 4 to the consolidated financial statements). The decrease in cash flows provided by financing activities during 2022 resulted primarily from a net decrease in proceeds from debt obligations, which was partially offset by an increase in proceeds from the issuance of common stock.

Mortgages—Mortgages consist of asset specific non-recourse borrowings that are secured by our Ground Leases. As of December 31, 2022, our mortgages are full term interest only, bear interest at a weighted average interest rate of 3.99% and have maturities between April 2027 and November 2069.

Unsecured Notes—In May 2021, the Operating Partnership (as issuer) and us (as guarantor), issued $400.0 million aggregate principal amount of 2.80% senior notes due June 2031 (the “2.80% Notes”). The 2.80% Notes were issued at 99.127% of par. We may redeem the 2.80% Notes in whole at any time or in part from time to time prior to March 15, 2031, at our option and sole discretion, at a redemption price equal to the greater of: (i) 100% of the principal amount of the 2.80% Notes being redeemed; and (ii) a make-whole premium calculated in accordance with the indenture, plus, in each case, accrued and unpaid interest thereon to, but not including, the applicable redemption date. If the 2.80% Notes are redeemed on or after March 15, 2031, the redemption price will be equal to 100% of the principal amount of the 2.80% Notes being redeemed, plus accrued and unpaid interest thereon to, but not including, the applicable redemption date.

In November 2021, the Operating Partnership (as issuer) and us (as guarantor), issued $350.0 million aggregate principal amount of 2.85% senior notes due January 2032 (the “2.85% Notes”). The 2.85% Notes were issued at 99.123% of par. We may redeem the 2.85% Notes in whole at any time or in part from time to time prior to October 15, 2031, at our option and sole discretion, at a redemption price equal to the greater of: (i) 100% of the principal amount of the 2.85% Notes being redeemed; and (ii) a make-whole premium calculated in accordance with the indenture, plus, in each case, accrued and unpaid interest thereon to, but not including, the applicable redemption date. If the 2.85% Notes are redeemed on or after October 15, 2031, the redemption price will be equal to 100% of the principal amount of the 2.85% Notes being redeemed, plus accrued and unpaid interest thereon to, but not including, the applicable redemption date.

In January 2022, the Operating Partnership (as issuer) and us (as guarantor), issued $475.0 million aggregate principal amount of privately-placed 3.98% senior notes due February 2052 (the “3.98% Notes”). The Operating Partnership elected to draw these funds in March 2022. We may, at our option, prepay at any time all, or from time to time any part of, the 3.98% Notes, in an amount not less than 5% of the aggregate principal amount of the 3.98% Notes then outstanding in the case of a partial prepayment, at 100% of the principal amount so prepaid, and the applicable make-whole amount calculated in accordance with the indenture, for such tranche determined for the prepayment date with respect to such principal amount; provided, that, so long as no default or event of default shall then exist, at any time on or after November 15, 2051, we may, at our option, prepay all or any part of the 3.98% Notes at 100% of the principal amount so prepaid, together with, in each case, accrued interest to the prepayment date, without any make-whole amount.

In May 2022, the Operating Partnership (as issuer) and us (as guarantor), issued $150.0 million aggregate principal amount of privately-placed 5.15% senior notes due May 2052 (the “5.15% Notes”).  The structure of the 5.15% Notes features a stairstep coupon rate in which we will pay cash interest at a rate of 2.50% in years 1 through 10, 3.75% in years 11 through 20, and 5.15% in years 21 through 30. The difference between the 5.15% stated rate and the cash interest rate will accrue in each semi-annual payment period and be paid in kind by adding such accrued interest to the outstanding principal balance, to be repaid at maturity in May 2052. We may, at our option, prepay at any time all, or from time to time any part of, the 5.15% Notes, in an amount not less than 5% of the aggregate principal amount of the 5.15% Notes then outstanding in the case of a partial prepayment, at 100% of the principal amount so prepaid, and the applicable make-whole amount calculated in accordance with the indenture; provided, that, so long as no default or event of default shall then exist, at any time on or after February 13, 2052, we may, at our option, prepay all or any part of the 5.15% Notes at 100% of the principal amount so prepaid, together with, in each case, accrued interest to the prepayment date, without any make-whole amount.

Unsecured Revolver— In March 2021, the Operating Partnership (as borrower) and us (as guarantor), entered into an unsecured revolving credit facility with an initial maximum aggregate principal amount of up to $1.0 billion (the “Unsecured Revolver”). In December 2021, we obtained additional lender commitments increasing the maximum availability to $1.35 billion. The Unsecured Revolver has an initial maturity of March 2024 with two 12-month extension options exercisable by us, subject to certain conditions, and bears interest at an annual rate of applicable LIBOR plus 1.00%, subject to our credit ratings. We also pay a facility fee of 0.125%, subject to our credit ratings. As of December 31, 2022, there was $660.0 million of undrawn capacity on the Unsecured Revolver.

Debt Covenants—We are subject to financial covenants under the Unsecured Revolver, including maintaining: (i) a ratio of unencumbered assets to unsecured debt of at least 1.33x; and (ii) a consolidated fixed charge coverage ratio of at least 1.15x, as such terms are defined in the documents governing the Unsecured Revolver. In addition, the Unsecured Revolver contains customary affirmative and negative covenants. Among other things, these covenants may restrict our or certain of our subsidiaries’ ability to incur additional debt or liens, engage in certain mergers, consolidations and other fundamental changes, make other investments or pay dividends. Our 2.80% Notes, 2.85% Notes, 3.98% Notes and 5.15% Notes are subject to a financial covenant requiring a ratio of unencumbered assets to unsecured debt of at least 1.25x and contain customary affirmative and negative covenants. Our 3.98% Notes and 5.15% Notes contain a provision whereby they will be deemed to include additional financial covenants and negative covenants to the extent such covenants are incorporated into the Operating Partnership’s and/or our existing or future material credit facilities, including the Unsecured Revolver, and to the extent such covenants are more favorable to the lenders under such material credit facilities than the covenants contained in the 3.98% Notes and 5.15% Notes. Our mortgages contain no significant maintenance or ongoing financial covenants. As of December 31, 2022, we were in compliance with all of our financial covenants.

Supplemental Guarantor Disclosure

In March 2020, the Securities and Exchange Commission (“SEC”) adopted amendments to Rule 3-10 of Regulation S-X and created Rule 13-01 to simplify disclosure requirements related to certain registered securities. The amendments became effective on January 4, 2021. We and the Operating Partnership have filed a registration statement on Form S-3 with the SEC registering, among other securities, debt securities of the Operating Partnership, which will be fully and unconditionally guaranteed by us. As of December 31, 2022, the Operating Partnership had issued and outstanding the Notes. The obligations of the Operating Partnership to pay principal, premiums, if any, and interest on the Notes are guaranteed on a senior basis by us. The guarantee is full and unconditional, and the Operating Partnership is a consolidated subsidiary of ours.

As a result of the amendments to Rule 3-10 of Regulation S-X, subsidiary issuers of obligations guaranteed by the parent are not required to provide separate financial statements, provided that the subsidiary obligor is consolidated into the parent company’s consolidated financial statements, the parent guarantee is “full and unconditional” and, subject to certain exceptions as set forth below, the alternative disclosure required by Rule 13-01 is provided, which includes narrative disclosure and summarized financial information. Accordingly, separate consolidated financial statements of the Operating Partnership have not been presented. Furthermore, as permitted under Rule 13-01(a)(4)(vi) of Regulation S-X, we have excluded the summarized financial information for the Operating Partnership because the assets, liabilities and results of operations of the Operating Partnership are not materially different than the corresponding amounts in our consolidated financial statements, and management believes such summarized financial information would be repetitive and would not provide incremental value to investors.

Critical Accounting Estimates

Basis of Presentation—The preparation of these consolidated financial statements in conformity with generally accepted accounting principles in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

Real estate—Real estate assets are recorded at cost less accumulated depreciation and amortization, as follows:

Purchase price allocation—Our acquisition of properties are generally accounted for as an acquisition of assets. For asset acquisitions, we recognize and measure identifiable assets acquired, liabilities assumed and any noncontrolling interest in the acquiree based on their relative fair values and acquisition-related costs are capitalized and recorded in “Real estate, net,” “Real estate-related intangible assets, net” and “Real estate-related intangible liabilities, net” on our consolidated balance sheets.

We account for our acquisition of properties by recording the purchase price of tangible and intangible assets acquired and liabilities assumed based on their relative fair values. The value of the tangible assets, consisting of land, buildings, building improvements and tenant improvements is determined as if these assets are vacant. Intangible assets may include the value of lease incentive assets, above-market leases, below-market Ground Lease assets and in-place leases, which are each recorded at their relative fair values and included in “Real estate-related intangible assets, net” on our consolidated balance sheets. Intangible liabilities may include the value of below-market leases, which are recorded at their relative fair values and included in “Real estate-related intangible liabilities, net” on our consolidated balance sheets. In-place leases are amortized over the remaining non-cancelable term of the lease and the amortization expense is included in “Depreciation and amortization” in our consolidated statements of operations. Lease incentive assets and above-market (or below-market) lease value are amortized as a reduction of (or increase to) operating lease income over the remaining non-cancelable term of each lease plus any renewal periods with fixed rental terms that are considered to be below-market. We may also engage in sale/leaseback transactions whereby we execute a net lease with the occupant simultaneously with the purchase of the asset. These transactions are accounted for as asset acquisitions.

Impairments—We review real estate assets for impairment in value whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. The value of a long-lived asset held for use is impaired if management’s estimate of the aggregate future cash flows (undiscounted and without interest charges) to be generated by the asset (taking into account the anticipated holding period of the asset) are less than its carrying value. Such estimate of cash flows considers factors such as expected future operating income trends, as well as the effects of demand, competition and other economic factors. To the extent impairment has occurred, the loss will be measured as the excess of the carrying amount of the asset over the estimated fair value of the asset and reflected as an adjustment to the basis of the asset. Impairments of real estate assets, if any, are recorded in “Impairment of assets” in our consolidated statements of operations.

Reserve for losses on net investment in sales-type leases and Ground Lease receivables— We evaluate our net investment in sales-type leases and Ground Lease receivables for impairment under ASC 310 - Receivables. As part of our process for monitoring the credit quality of our net investment in sales-type leases and Ground Lease receivables, we perform a quarterly assessment for each of our net investment in sales-type leases and Ground Lease receivables. We generally target Ground Lease investments in which the initial cost of the Ground Lease represents 30% to 45% of the Combined Property Value. As such, we believe our Ground Lease investments represent a safe position in a property’s capital structure. This safety is derived from the typical structure of a Ground Lease under which the landlord has a residual right to regain possession of its land and take ownership of the buildings and improvements thereon upon a tenant default. The landlord’s residual right provides a strong incentive for a Ground Lease tenant or its leasehold lender to make the required Ground Lease rent payments and, as such, we believe there is a low likelihood of default on our net investment in sales-type leases and Ground Lease receivables. We consider a net investment in sales-type lease or Ground Lease receivable to be impaired when, based upon current information and events, we believe that it is probable that we will be unable to collect all amounts due under the contractual terms of the Ground Lease. As of December 31, 2022, all of our net investment in sales-type leases and Ground Lease receivables were performing in accordance with the terms of the respective leases.

Any potential reserve for losses in net investment in sales-type leases and Ground Lease receivables will reflect management’s estimate of losses inherent in the portfolio as of the balance sheet date. If we determine that the collateral fair value less costs to sell is less than the carrying value of a collateral-dependent receivable, we will record a reserve. The reserve, if applicable, will be increased (decreased) in our consolidated statements of operations and will be decreased by charge-offs. Our policy is to charge off a receivable when we determine, based on a variety of factors, that all commercially reasonable means of recovering the receivable balance have been exhausted. This may occur at different times, including when we receive cash or other assets in a pre-foreclosure sale or take control of the underlying collateral in full satisfaction of the receivable upon foreclosure or deed-in-lieu, or when we have otherwise ceased significant collection efforts. We consider circumstances such as the foregoing to be indicators that the final steps in the receivable collection process have occurred and that a receivable is uncollectible. At this point, a loss is confirmed and the receivable and related reserve will be charged off. We have one portfolio segment represented by acquiring, managing and capitalizing Ground Leases, whereby we utilize a uniform process for determining our reserve for losses on our net investment in sales-type leases and Ground Lease receivables.

New Accounting Pronouncements—For a discussion of the impact of new accounting pronouncements on our financial condition or results of operations, refer to Note 3 to the consolidated financial statements.

Quantitative and Qualitative Disclosures about Market Risk

Market Risks

Our future income, cash flows and fair values relevant to financial instruments are dependent upon prevalent market prices and interest rates. Market risk refers to the risk of loss from adverse changes in market prices and interest rates. One of the principal market risks facing us is interest rate risk on our floating rate indebtedness.

Subject to qualifying and maintaining our qualification as a REIT for U.S. federal income tax purposes, we may mitigate the risk of interest rate volatility through the use of hedging instruments, such as interest rate swap agreements and interest rate cap agreements. Our primary objectives when undertaking hedging transactions will be to reduce our floating rate exposure and to fix a portion of the interest rate for anticipated financing and refinancing transactions. However, we can provide no assurances that our efforts to manage interest rate volatility will successfully mitigate the risks of such volatility on our portfolio. Our current portfolio is not subject to foreign currency risk.

Our objectives with respect to interest rate risk are to limit the impact of interest rate changes on operations and cash flows and to lower our overall borrowing costs. To achieve these objectives, we may borrow at fixed rates and may enter into hedging instruments such as interest rate swap agreements and interest rate cap agreements in order to mitigate our interest rate risk on a related floating rate financial instrument. We do not enter into derivative or interest rate transactions for speculative purposes.

As of December 31, 2022, we had $2.9 billion principal amount of fixed-rate debt outstanding and $690.0 million principal amount of floating-rate debt outstanding. The following table quantifies the potential changes in annual net income should interest rates decrease or increase by 10, 50 and 100 basis points, assuming no change in our interest earning assets, interest bearing liabilities, the shape of the yield curve (i.e., relative interest rates) and excludes derivative contracts. The base interest rate scenario assumes the one-month LIBOR rate of 4.39157% as of December 31, 2022. Actual results could differ significantly from those estimated in the table.

Estimated Change In Net Income

($ in thousands)

Change in Interest Rates	Net Income (Loss)
-100 Basis Points	$6,900
-50 Basis Points	3,450
-10 Basis Points	690
Base Interest Rate	—
+10 Basis Points	(690)
+ 50 Basis Points	(3,450)
+100 Basis Points	(6,900)